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                              SHAREHOLDER AGREEMENT


         SHAREHOLDER AGREEMENT (this "AGREEMENT"), dated as of May 4, 2000, by and between Barnes & Noble, Inc., a Delaware corporation ("PARENT"), and David
R. Pomije (the "SHAREHOLDER").

                              W I T N E S S E T H:

         WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, B&N Acquisition Corporation, a Minnesota corporation and wholly-owned indirect subsidiary of Parent ("PURCHASER"), and Funco, Inc., a Minnesota corporation (the "COMPANY"), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "MERGER AGREEMENT"), pursuant to which (i) Purchaser will commence a cash tender offer to purchase all of the issued and outstanding Company Common Stock (as hereinafter defined), and (ii) subject to certain conditions, the Purchaser will be merged with and into the Company (the "MERGER"), with Company being the surviving corporation in the Merger; and

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

         Section 1.        DEFINITIONS.  For purposes of this Agreement:

                  (a) "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" with respect to any securities shall have the meaning set forth in Section 302A.011, Subdivision 41 of the Minnesota Business Corporation Act (the "MBCA").

                  (b) "COMPANY COMMON STOCK" shall mean at any time the common stock, $.01 par value per share, of the Company.

                  (c) "PERSON" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  (d) Capitalized terms used and not defined herein and which are defined in the Merger Agreement have the respective meanings ascribed to such terms in the Merger Agreement.



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         Section 2.        DISCLOSURE. The Shareholder hereby permits Parent and
Purchaser to publish and disclose in the Offer Documents and the Proxy Statement (including all documents and schedules filed with the SEC) and other filings and communications his identity and ownership of Company Common Stock and Stock Options and the nature of his commitments, arrangements and understandings under this Agreement.

         Section 3.        AGREEMENT TO TENDER; VOTING AGREEMENT.

                  (a) The Shareholder shall tender, pursuant to the Offer, all shares of Company Common Stock then held of record by the Shareholder, or with respect to which the Shareholder is the Beneficial Owner, as of the date of the commencement of the Offer, and any shares of Company Common Stock thereafter acquired by the Shareholder prior to the expiration of the Offer; PROVIDED, HOWEVER, such shares of Company Common Stock shall be limited to those shares representing, in the aggregate, from time to time, no more than 19.9% of the issued and outstanding Company Common Stock.

                  (b) If, as of the record date for determination of shareholders entitled to vote at the Shareholders Meeting (or, if no record date is established, at the date such vote is taken or any written consent of shareholders is first solicited) (the "RECORD DATE"), the shares of Company Common Stock tendered pursuant to Section 3(a) above represent less than 19.9% of the issued and outstanding Company Common Stock, then the Shareholder shall, at the Shareholders Meeting, vote (or cause to be voted) the shares of Company Common Stock held of record by Shareholder or with respect to which the Shareholder is the Beneficial Owner as of the Record Date: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof, the performance by the Company of each of the actions contemplated by the Merger Agreement and this Agreement and all actions required in furtherance thereof and hereof; (ii) against any Acquisition Proposal or Alternative Transaction; and (iii) against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled (the matters referred to in clauses (i), (ii) and (iii) being referred to collectively, as the "Voting Objectives"). Notwithstanding anything to the contrary contained herein, the shares of Company Common Stock referred to in Section 3(a) above, together with such additional shares of Company Common Stock required to be voted in favor of the Voting Objectives pursuant to this Section 3(b) (collectively, the "SUBJECT SHARES"), shall be limited to those shares representing, in the aggregate, from time to time, no more than 19.9% of the issued and outstanding Company Common Stock. This Section 3(b) shall in no event affect the obligation of Shareholder to comply with
Section 3(a) above.

         Section 4. NO INCONSISTENT ARRANGEMENTS. The Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, he shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Subject Shares, Stock Options or any

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interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Subject Shares, Stock Options or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares or Stock Options, (iv) deposit the Subject Shares or Stock Options into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or Stock Options, or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

         Section 5.        GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

                  (a) Subject to the termination provision in Section 10 hereof, the Shareholder hereby irrevocably grants to, and appoints, Leonard Riggio and Michael Archbold, and each or any of them, in his capacity as an officer of Parent, and any individual who shall hereafter succeed to such office of Parent, the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares in accordance with the Voting Objectives, including, without limitation, the transactions contemplated by the Merger Agreement.

                  (b) The Shareholder represents that any outstanding proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

                  (c) The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked except as provided in
Section 10 hereof. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 302A.449 of the MBCA.

         Section 6. WAIVER OF APPRAISAL RIGHTS. The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that he may have.

         Section 7.        REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER.
The Shareholder hereby represents and warrants to Parent as follows:

                  (a) OWNERSHIP OF SHARES. The Shareholder is the record and Beneficial Owner of shares of Company Common Stock (the "EXISTING SHARES") which represent more than 19.9% of the issued and outstanding Company Common Stock. The Shareholder has sole voting power and sole power to issue instructions with respect to any and all of the matters set forth in this Agreement, sole power of disposition, sole power of conversion, sole power to demand appraisal

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rights and sole power to agree to all of the matters set forth in this
Agreement, in each case with respect to any and all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                  (b) POWER; BINDING AGREEMENT. The Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement, arrangement or understanding (in each case, oral or written) to which the Shareholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming that this Agreement has been duly executed and delivered by Parent, constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

                  (c) NO CONFLICTS. Except for filings under the HSR Act, the Exchange Act and Chapter 80B of the MBCA, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity for the execution of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of his properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Shareholder or any of his properties or assets.

                  (d) NO ENCUMBRANCES. Except (i) as permitted by this Agreement and (ii) for any proxies arising under this Agreement, the Existing Shares and the certificates representing such Existing Shares are now, and the Subject Shares at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all encumbrances, liens, restrictions, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever.

                  (e) NO FINDER'S FEES. Except as disclosed in the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

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                  (f) RELIANCE BY PARENT. The Shareholder understands and
acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

         Section 8. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in a reasonably prompt manner, the transactions contemplated by this Agreement.

         Section 9. STOP TRANSFER. The Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Existing Shares if such transfer will reduce the percentage ownership represented by the Subject Shares to less than 19.9% of the issued and outstanding Company Common Stock, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, stock- split, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged, so long as including such shares in the Subject Shares does not result in the Subject Shares representing more than 19.9% of the issued and outstanding Company Common Stock.

         Section 10. TERMINATION. The covenants, agreements and proxy contained in this Agreement shall terminate upon (i) the consummation of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

         Section 11.       MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (b) BINDING AGREEMENT. This Agreement and the obligations hereunder shall attach to the Existing Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Existing Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder's heirs, guardians, administrators or representatives; provided that in no event shall more than 19.9% of the issued and outstanding Company Common Stock in the aggregate be deemed to be Subject Shares under this Agreement. Notwithstanding any transfer of the Existing Shares, the Shareholder shall remain liable for the performance of all obligations of the Shareholder under this Agreement.


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                  (c) ASSIGNMENT. This Agreement shall not be assigned by
operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

                  (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                  If to the Shareholder:

                           David R. Pomije
                           10120 West 76th Street
                           Minneapolis, Minnesota 55334
                           Telecopy No.: (612) 946-8122

                  Copy to:

                           Faegre & Benson LLP
                           2200 Norwest Center
                           Minneapolis, Minnesota 55402
                           Attention: Philip S. Garon, Esq.
                           Telecopy No.: (612) 336-3026

                  If to Parent:

                           Barnes & Noble, Inc.
                           122 Fifth Avenue
                           New York, New York 10011
                           Attention:  Michael Archbold
                           Telecopy No.:  (212) 633-3344


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                  Copy to:

                           Robinson Silverman Pearce Aronsohn & Berman LLP 1290 Avenue of the Americas
                           New York, New York 10104
                           Attention:  Stuart A. Gordon, Esq.
                           Telecopy No.:  (212) 541-1360


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by such party of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.


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                  (k) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent such matter is the proper subject of the MBCA in which event the laws of the State of Minnesota shall control) without regard to any applicable conflicts of law.

                  (l) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (m) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                            (SIGNATURE PAGE FOLLOWS)



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                  IN WITNESS WHEREOF, the parties hereto have caused this
Shareholder Agreement to be duly executed as of the day and year first above written.


                                BARNES & NOBLE, INC.

                                By: /s/ Maureen O'Connell
                                    ------------------------------------
                                    Name: Maureen O'Connell
                                    Title:   Chief Executive Officer


                                    /s/ David R. Pomije
                                    ------------------------------------
                                        David R. Pomije



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